EXHIBIT 99.1

Allied Capital Announces First Quarter 2006 Financial Results
Quarterly Dividend of $0.60 Per Share Declared

May 3, 2006 – Washington, DC – Allied Capital Corporation (NYSE: ALD) today announced first quarter 2006 financial results.

Highlights for Q1 2006

•	Net income was $0.70 per share, or $99.6 million

•	Net investment income was $0.29 per share, or $41.3 million

•	The total of net investment income and net realized gains was $3.34 per share, or $474.1 million

•	Net unrealized depreciation was $2.64 per share, or $374.5 million

•	First regular quarterly dividend of $0.59 per share was paid; second quarter dividend of $0.60 per share was declared

•	Net asset value per share was $19.50

•	Shareholders’ equity was $2.7 billion

•	New investments totaled $797.9 million for the quarter

Operating Results

For the three months ended March 31, 2006, net investment income was $41.3 million or $0.29 per share, which included stock options expense of $3.6 million or $0.03 per share and excise tax expense of $8.4 million or $0.06 per share. For the three months ended March 31, 2005, net investment income was $38.8 million or $0.29 per share. Net realized gains were $432.8 million or $3.05 per share for the quarter ended March 31, 2006, which included a gain of $433.1 million, subject to post-closing adjustments, from the sale of the company’s majority equity interest in Advantage Sales & Marketing, Inc. Net realized gains were $10.3 million, or $0.07 per share for the quarter ended March 31, 2005. The sum of net investment income and net realized gains was $474.1 million or $3.34 per share for the three months ended March 31, 2006, as compared to $49.0 million or $0.36 per share for the three months ended March 31, 2005.

Net income for the quarter ended March 31, 2006, was $99.6 million or $0.70 per share, after net unrealized depreciation of $374.5 million or $2.64 per share. Net income for the quarter ended March 31, 2005, was $119.6 million or $0.88 per share, after net unrealized appreciation of $70.6 million or $0.52 per share. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.

During the first quarter, the company invested a total of $797.9 million. After principal collections related to investment repayments or sales of $340.4 million, portfolio exits and valuation and other changes during the quarter, the total portfolio was $3.7 billion at March 31, 2006. At March 31, 2006, the overall weighted average yield on the interest-bearing portfolio was 12.3%, as compared to 12.8% at December 31, 2005.

Shareholders’ equity was $2.7 billion at March 31, 2006, with a net asset value per share of $19.50 as compared to $2.6 billion or $19.17 per share at December 31, 2005.

Private Finance

The private finance portfolio totaled $3.6 billion at value at March 31, 2006. Loans and debt securities, which totaled $2.5 billion at value at March 31, 2006, had a weighted average yield of 12.5%, as compared to 13.0% at December 31, 2005. New private finance investments during the first quarter of 2006 included:

•	$155.7 million to support the management-led recapitalization of Hot Stuff Foods, LLC, a provider of branded “Food on the Go” foodservice solutions;

•	$150.0 million in connection with the company’s sale of its majority equity interest in Advantage Sales & Marketing, Inc., a sales and marketing agency providing outsourced sales, merchandising, and marketing services to the consumer packaged goods industry;

•	$99.2 million to finance the acquisition of ChemPro, Inc., a consumer products company that manufactures and markets branded and private label heavy-duty household cleaning products, which was merged with Redox Brands, a marketer of consumer branded products in the cleaning/detergent segment and a majority-owned portfolio company of Allied Capital, to form CR Brands, Inc.;

•	$74.7 million to support the buyout of 3SI Security Systems, Inc., a manufacturer of electronic security systems for cash protection;

•	$49.0 million to BI Incorporated, a provider of electronic monitoring equipment and services, community-based supervision and treatment, and re-entry programs to the criminal justice and homeland security markets in the United States;

•	$30.0 million to support the acquisition of Deluxe Entertainment Services Group, Inc., a provider of film processing services for the motion picture industry;

•	$30.0 million to support the acquisition of Integrity Interactive Corporation, a provider of outsourced corporate ethics and compliance programs for corporations with a large number of employees;

•	$28.0 million to support the acquisition of Distant Lands Trading Co., a vertically integrated provider of premium, specialty roasted coffee and coffee beans;

•	$23.5 million in the minority recapitalization of DVS VideoStream, LLC, a media supply chain management company that provides software and services to major television and movie studios;

•	$21.5 million to Healthy Pet Corp., an operator of veterinary hospitals in the eastern United States; and

•	$20.0 million to Farley’s & Sathers Candy Company, Inc., a premier branded, non-chocolate confectionery business.

Investments funded during April of 2006 totaled $255 million.

Portfolio Quality

Allied Capital employs a grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.

At March 31, 2006, Grade 1 investments totaled $1.3 billion, or 34.9% of the total portfolio at value; Grade 2 investments totaled $2.2 billion, or 59.2% of the total portfolio; Grade 3 investments totaled $95.0 million, or 2.6% of the total portfolio; Grade 4 investments totaled $64.5 million, or 1.7% of the total portfolio; and Grade 5 investments totaled $60.4 million, or 1.6% of the total portfolio.

Loans and debt securities over 90 days delinquent totaled $88.6 million at March 31, 2006, as compared to $80.7 million at December 31, 2005. Loans and debt securities not accruing interest totaled $157.7 million at March 31, 2006, as compared to $155.8 million at December 31, 2005. In general, the company does not accrue interest on loans or debt securities where there is doubt about interest collection or where the enterprise value of the portfolio company may not support further accrual. As a result, loans or debt securities on non-accrual may be different than loans or debt securities that are over 90 days delinquent.

Liquidity and Capital Resources

At March 31, 2006, the company had cash and investments in money market securities of $43.5 million, a liquidity portfolio totaling $202.4 million which includes U.S. Treasury bills and money market securities, outstanding long-term debt of $1.2 billion, and outstanding borrowings of $93.0 million on its revolving line of credit. At March 31, 2006, the company had a weighted average cost of debt of 6.5% and its regulatory asset coverage was 317%. The company is required to maintain regulatory asset coverage of at least 200%.

On May 1, 2006, the company issued $50 million of seven-year, unsecured notes with a fixed interest rate of 6.75%. This debt matures in May 2013. The proceeds from the issuance of the notes were used to repay $25 million of 7.49% unsecured long-term notes that matured on May 1, 2006, with the remainder being used to fund new portfolio investments and for general corporate purposes.

Quarterly Dividend of $0.60 per Share Declared

As previously released on April 21, 2006, the company declared its 171st regular quarterly dividend of $0.60 per share for the second quarter of 2006. The dividend is payable as follows:

Record date Payable date	June 16, 2006 June 30, 2006

The company’s dividend is paid from taxable income. The Board determines the dividend based on estimates of annual taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition, and the amount of taxable income carried over from the prior year for distribution in the current year.

Webcast/ Conference Call at 10:15 a.m. EDT on Wednesday, May 3, 2006

The company will host a webcast/conference call at 10:15 a.m. (Eastern Time) on Wednesday, May 3, 2006, to discuss the results for the first quarter.

All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital.”

An archived replay of the event will be available through May 17, 2006 by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “8199261.” An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital

Allied Capital Corporation, a leading business development company with total assets of more than $4 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of more than $12 billion and employ more than 90,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Stan Collender of Qorvis Communications at (202) 448-3131.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)
	At March 31,	At December 31,
	2006	2005
	(unaudited)
ASSETS
Portfolio at value:
Private finance	$3,561,633	$3,479,290
Commercial real estate finance	129,369	127,065

Total portfolio at value	3,691,002	3,606,355
Liquidity portfolio	202,361	200,305
Investments in money market securities	38,692	21,967
Deposits of proceeds from sales of borrowed Treasury securities	17,534	17,666
Accrued interest and dividends receivable	50,034	60,366
Other assets	116,746	87,858
Cash and cash equivalents	4,856	31,363
Total assets	$4,121,225	$4,025,880

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable and debentures	$1,181,245	$1,193,040
Revolving line of credit	93,000	91,750
Obligations to replenish borrowed Treasury securities	17,534	17,666
Accounts payable and other liabilities	99,633	102,878

Total liabilities	1,391,412	1,405,334
Shareholders’ equity:
Common stock	14	14
Additional paid-in capital	2,271,434	2,177,283
Common stock held in deferred compensation trust	(21,543)	(19,460)
Notes receivable from sale of common stock	(3,738)	(3,868)
Net unrealized appreciation (depreciation)	(20,223)	354,325
Undistributed earnings	503,869	112,252

Total shareholders' equity	2,729,813	2,620,546

Total liabilities and shareholders' equity	$4,121,225	$4,025,880

Net asset value per common share	$19.50	$19.17
Common shares outstanding	139,984	136,697

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended
	March 31,	March 31,
	2006	2005
	(unaudited)
Interest and related portfolio income
Interest and dividends	$88,881	$84,945
Loan prepayment premiums	5,286	1,677
Fees and other income	16,844	8,297

Total interest and related portfolio income	111,011	94,919

Expenses
Interest	24,300	20,225
Employee	21,428	15,456
Stock options	3,606	—
Administrative	11,519	20,754

Total operating expenses	60,853	56,435

Net investment income before income taxes	50,158	38,484
Income tax expense (benefit), including excise tax	8,858	(268)
Net investment income	41,300	38,752

Net realized and unrealized gains (losses)
Net realized gains	432,835	10,285
Net change in unrealized appreciation or
depreciation	(374,548)	70,584

Total net gains (losses)	58,287	80,869

Net increase in net assets resulting from operations	$99,587	$119,621

Diluted net investment income per common share	$0.29	$0.29
Diluted earnings per common share	$0.70	$0.88
Weighted average common shares outstanding — diluted	141,738	135,579